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[KEYBANK LOGO]                                                 AMENDMENT TO NOTE

                                                                    EXHIBIT 4.2

     This is an Agreement amending a certain Business Loan Note (the "Note," a copy of which is hereby attached and incorporated as Exhibit A), dated the 26th day of April, 1996, originally issued in the principal sum of Two Million and NO/100--Dollars ($2,000,000) with KeyBank, a National Association of 100 South Main Street, Ann Arbor, Michigan 48104 (hereinafter referred to as the "Bank"), as payee and holder of said Note, and Mechanical Dynamics, Inc. of 2301 Commonwealth Blvd, Ann Arbor, MI 48108 as Borrower (hereinafter referred to as the "Borrower").

     Borrower hereby agrees with Bank that effective as of the date below, and with the consent of the Guarantors of the Note (if any), said Note is hereby amended in the following particulars:

1. The principal balance outstanding under the Note as of the date of this Amendment is $______________, and accrued and unpaid interest under the Note as of the date of this Amendment is $_________________.

2. The rate at which the principal outstanding under the Note is accruing interest (which may be defined as the "Note Rate" in the Note) is hereby amended so that interest shall now accrue upon the outstanding principal from the date of this Amendment:

     (check the applicable box)

     [ ] At the floating rate of the Bank's Prime Rate, when and as announced by the Bank, plus ___% per annum;

     [ ] At the fixed rate of ___% per annum.

     However, any rates of interest provided in the Note relating to the payment of interest upon or after a default under the Note shall remain in full force and effect.

3. The terms for repayment of principal and interest under the Note are hereby amended in the following particulars:

     (complete if applicable)

     (a) Interest is now payable under the Note as follows:

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     (b) Principal is now payable under the Note as follows:

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4.   The Note is additionally amended in the following particulars:

     (complete if applicable)

     KeyBank releases its Security Interest in Accounts Receivable, specifically the Security Agreement dated April 30, 1996.

5. Except as expressly amended herein, all of the terms of the Note are hereby confirmed and ratified, and continue in full force and effect. The terms of this Amendment shall be fully integrated and incorporated into the Note.

6. The terms of all instruments evidencing the collateral securing the repayment of the Note, including all security agreements, assignments, guaranties, mortgages, assignments of rents and leases, and any and all other collateral securing the repayment of the Note, shall remain in full force and effect and shall continue to secure the repayment of the Note. Any other agreements executed in connection herewith, including without limitation any Loan Agreements, shall remain in full force and effect.
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7.   The terms of this Amendment shall bind the parties hereto, and their assigns, successors and transferees.

8. This Amendment to Note shall not be considered a payment in full or novation of the Note, and the outstanding indebtedness under the Note remains unpaid and due and payable from the Borrower.


Mechanical Dynamics, Inc.                  KeyBank National Association ("Bank")

By  /s/ James E. Vincke                     By  /s/ John J. Donnelly
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Its James E. Vincke, Vice President and CFO Its John J. Donnelly, Vice President
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Dated   September 25, 1996                  Dated   September 25, 1996
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By
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Its
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Dated
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                  GUARANTOR'S ACKNOWLEDGMENT AND REAFFIRMATION

I/We, the Guarantor(s), have read and understand this Amendment to the Note and hereby acknowledge and agree to the terms, convenants and conditions contained within. I/We also reaffirm the validity and enforceability of the Guaranty of the Note which I/we delivered to the Bank, and I/we hereby agree and acknowledge that there has been no act or omission by the Bank that has in any way modified, waived or discharged my/our liabilities and/or obligations under the Guaranty on this ________ day of ______________________, 19___. I/We have no claims, counterclaims, set offs or defenses, either legal or equitable, as an individual or as surety and/or guarantor, against the Bank in connection with this Amendment, the Note, or any other documents related to the Note or to the indebtedness outstanding under the Note.

By                                      By
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